Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the previously filed Registration Statements on Form S-3 (File No. 333-198093) and Form S-8 (File Nos. 333-37304, 333-74940, 333-114979, 333-123948, 333-137869, 333-158500, 333-187619, and 333-195046, 333-203407 and 333-207136) of Cartesian, Inc., of our reports dated September 29, 2015 relating to the financial statements of Farncombe Technology Limited and Farncombe Engineering Services Limited as of and for the year ended December 31, 2014, which appears in the Current Report on Form 8-K/A of Cartesian, Inc. dated October 7, 2015.

/s/ SVP Associates Limited

SVP Associates Limited

Chartered Certified Accountants

Harpenden, United Kingdom

29 September, 2015